Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
GS Finance Corp. $95,000 Motif Capital National Defense Price Return Index-Linked Notes due 2021 guaranteed by The Goldman Sachs Group, Inc.
The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 29, 2021) is based on the performance of the Motif Capital National Defense Price Return Index as measured from the trade date (September 22, 2017) to and including the determination date (September 22, 2021). If the final level on the determination date is greater than the initial level of 110.91, the return on your notes will be positive. If the final level declines by up to 20% from the initial level, you will receive the face amount of your notes. If the final level declines by more than 20% from the initial level, the return on your notes will be negative.
The index tracks the U.S. exchange-listed common equity of public companies that derive at least 10% of their revenue from defense-related sales, principally of weapons systems (and related technologies, equipment and services), to U.S. and foreign governments. Each company must be in one of the following sub-industry classifications: aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments or communications equipment. A company must include in its annual filing with the SEC a specified keyword related to the key initiatives and mission area categories identified annually by the U.S. Department of Defense or a specific reference to the U.S. Department of Defense.  A company must also meet certain minimum market capitalization, price, average daily trading volume and historical information thresholds. See “The Index” on page S-28 for more information.
The index rebalances annually and the weights of the stocks are based on the percentage of each stock’s revenue derived from defense-related sales, subject to minimum and maximum index weight constraints of 0.1% and 5% or less of the index.
To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final level from the initial level. For each $1,000 face amount of your notes you will receive an amount in cash equal to:
●
if the index return is positive (the final level is greater than the initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate of 1.1 times (c) the index return; or

●	if the index return is zero or negative but not below -20% (the final level is equal to the initial level or is less than the initial level, but not by more than 20%), $1,000; or
●
if the index return is negative and is below -20% (the final level is less than the initial level by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) the index return times (b) $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-8.
The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $982 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	September 29, 2017	Original issue price:	100% of the face amount*
Underwriting discount:	0.30% of the face amount*	Net proceeds to the issuer:	99.70% of the face amount
* In addition to the 0.30%, the underwriting discount paid by us also includes a structuring fee of 0.40% and a marketing fee of 0.75%, in each case, of the face amount. See “Supplemental Plan of Distribution” on page S-55.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC
Prospectus Supplement No. 1,961 dated September 22, 2017.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $982 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $6.5 per $1,000 face amount).
Prior to September 22, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 21, 2018). On and after September 22, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
•          Prospectus supplement dated July 10, 2017
•          Prospectus dated July 10, 2017
The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-22. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms
Issuer: GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Index:  Motif Capital National Defense Price Return Index (Bloomberg symbol, “MCDPR Index”), as published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf); see “The Index” on page S-28
Index calculation agent:  Solactive AG
Index sponsor: Motif Capital Management, Inc.
Specified currency: U.S. dollars (“$”)
Face amount:  each note will have a face amount of $1,000; $95,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement
Denominations:  $1,000 and integral multiples of $1,000 in excess thereof
Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated trigger buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face value. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-16 of this prospectus supplement
Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-50 below. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.
Cash settlement amount (on the stated maturity date):  for each $1,000 face amount of notes, we will pay you on the stated maturity date an amount in cash equal to:
●	if the final index level is greater than the initial index level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the index return;
●	if the final index level is equal to or less than the initial index level but greater than or equal to the trigger buffer level, $1,000; or

●	if the final index level is less than the trigger buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the index return.
Initial index level:  110.91
Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Non-Trading Day” on page S-23 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” on page S-23
Closing level of the index: as described under “Specific Terms of Your Notes – Special Calculation Provisions – Closing Level of the Index” on page S-25.
Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage
Upside participation rate:  110%
Trigger buffer level: 80% of the initial index level
Trade date:  September 22, 2017
Original issue date (settlement date):  September 29, 2017
Stated maturity date:  September 29, 2021, subject to postponement as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-23
Determination date:  September 22, 2021, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-23
No interest:  the notes do not bear interest
No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system
No redemption:  the notes will not be subject to redemption right or price dependent redemption right
Note calculation agent:  GS&Co.
Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-25
Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-25
CUSIP no.:  40054LR22
ISIN no.: US40054LR224
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical index levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as the volatility of the index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-8 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	110%
Trigger Buffer level No non-trading day occurs on the originally scheduled determination date	80% of the initial index level
No change in or affecting any of the underlying stocks or the method by which the index sponsor calculates the index
Notes purchased on original issue date and held to the stated maturity date
For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical index performance information or hypothetical performance data shown elsewhere in this prospectus supplement. For historical index performance information and hypothetical performance data of the index during recent periods, see “The Index —Closing Levels of the Index” on page S-44. Before investing in the offered notes, you should consult publicly available information to determine the level of the index between the date of this prospectus supplement and the date of your purchase of the offered notes.
Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlying stocks.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying stocks.
The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	155.000%
140.000%	144.000%
130.000%	133.000%
120.000%	122.000%
110.000%	111.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
79.999%	79.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index level were determined to be 25.000% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final index level were determined to be 0.000% of the initial index level, you would lose your entire investment in the notes.
The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 80.000% (the section left of the 80.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.
The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels of the index that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-16.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final index level as determined by the note calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement.  Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in any underlying stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Underwriting Discount and Commissions, Including the Structuring Fee and Marketing Fee, and Other Expenses, Result in Less Favorable Economic Terms of the Notes and Could Adversely Affect Any Secondary Market Price for the Notes
The economic terms of the notes, as well as the difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price, take into consideration, among other expenses, the underwriting discount and commissions, including the structuring fee and marketing fee, paid in connection with the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower. Further, the price, if any, at which GS&Co. will buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) at any time will reflect, among other things, the economic terms of the notes. Therefore, the secondary market price for the notes could also be adversely affected by the underwriting discount and commissions, including the structuring fee and marketing fee, and other expenses paid in connection with the notes. See “The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” above.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
The Amount Payable on Your Notes Is Not Linked to the Level of the Index at Any Time Other than the Determination Date
The final index level will be based on the closing level of the index on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the closing level of the index dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the index prior to such drop in the level of the index. Although the actual level of the index on the stated maturity date or at other times during the life of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the determination date.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Motif Capital National Defense Price Return Index as measured from the initial index level set on the trade date to the closing level on the determination date. If the final index level is less than the trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the index return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Index Level
If the final index level is less than the trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 20% drop between the initial index level and the final underlier level will not result in a loss of principal on the notes, a decrease in the final index level to less than 80% of the initial index level will result in a loss of a significant portion of the principal amount of the notes despite only a small change in the index level.

Your Notes Do Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Underlying Stocks are Concentrated in Six Sub-Industries Within the Industrials and Information Technology Sectors with Defense-Related Sales
The index is comprised of U.S. exchange-listed stocks of companies in six sub-industries within the industrials and information technology sectors that derive at least 10% of their revenue (and in some cases almost all of their revenue) from defense-related sales that may benefit from increased defense-related spending by the United States and foreign governments. Because these companies are concentrated in these six sub-industries within the industrials and information technology sectors (aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments and communications equipment), the index is more likely to be adversely affected by the negative performance of any of these sectors (particularly the industrials sector) or sub-industries (particularly the aerospace & defense sub-industry) than an index that has more diversified holdings across a larger number of sectors or sub-industries.
Although your investment in the notes will not result in the ownership or other direct interest in the underlying stocks that comprise the index, the return on your investment in the notes will be subject to certain risks and other factors similar to those associated with direct investments in the sectors and sub-industries represented by the underlying stocks. For example, factors affecting companies in the industrials sector include government regulation, funding and spending and competition, both domestically and internationally, including competitive government contract bidding, world events, exchange rates, economic conditions, technological developments, liabilities for environmental damage and general civil liabilities. In addition, factors affecting companies in the information technology sector include rapid changes in technology product cycles, rapid product obsolescence, government regulation, funding and spending and competition, both domestically and internationally, including competitive government contract bidding and competition from foreign competitors with lower production costs. Technology companies are also heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability.
Further, a company’s defense-related business may fluctuate significantly from time to time as a result of the start and completion of existing and new contract awards. There are significant risks and uncertainties associated with contracting with the United States or foreign governments that could have a material adverse effect on the business, financial condition and results of operations of a company and, ultimately, the index. Government demand for products and services may fluctuate significantly. In addition, the bidding and awarding process for government contracts is highly competitive. There can be no assurance that any company will continue to be successful in procuring defense contracts from any government. Government contracts could be suspended or terminated at any time, may expire in the future and may not be replaced, which could reduce defense-related sales and be detrimental to a company’s business, financial condition and results of operations and, ultimately, the index. The United States government generally has the ability to terminate contracts, in whole or in part, without prior notice, for its convenience or for default based on performance. Contract awards may also be subject to protests by competing bidders, which, if successful, could result in the revocation of any such contract, in whole or in part, and a company’s inability to recover amounts expended in anticipation of initiating work under such contract.
Furthermore, defense contracts are subject to complex regulation with burdensome compliance requirements and a failure to comply, even inadvertently, could subject companies to contract termination, civil and criminal penalties, and possibly suspension from future government contracts. For example, United States government contracts and systems may be subject to audit and review by the Defense Contract Audit Agency and the Defense Contract Management Agency. These agencies review the performance of United States government contractors under such contracts, as well as such contractors’ cost structure and compliance with laws and regulations applicable to United States government contractors.
Companies may also be subject to other risks specific to doing business with the United States or foreign governments, including uncertainty of economic conditions, changes in government policies and requirements that may reflect rapidly changing military and political developments, the availability of funds and the ability to meet specified performance thresholds. Multi-year contracts with the United States government may be conditioned upon the continued availability of congressional appropriations and are impacted by the uncertainty regarding federal budget pressure. In addition, changes in the way the United States or foreign governments solicit, negotiate, award and manage their contracts may adversely affect a company’s existing contracts, awards of new contracts, financial performance and, ultimately, the index. Furthermore, the risks and uncertainties outlined above may change depending on a company’s contractual relationship in a given situation (i.e., whether they are selling directly to the government as a prime contractor or acting as a sub-contractor to a prime contractor). In addition, contracting with foreign governments involves special risks. For example, contracts with foreign governments may be terminated or otherwise affected by deteriorating relations with the United States. The impact of any such termination would be adverse to the affected company and the index, and could be severe.
In addition to all of the above, any particular financial or other benefit to a company from the procurement of a government contract may not impact such company, or the index, until after your notes mature.  Similarly, the term of any government contract that is procured may be longer than the term of your notes and some or all of the payments under such contract may occur subsequent to the maturity of your notes.
The Index May Not Successfully Capture Exposure to Companies That May Benefit From Increased Defense-Related Spending by the United States and Foreign Governments
The index attempts to track U.S. exchange-listed stocks of companies in six sub-industries within the industrials and information technology sectors that may benefit from increased defense-related spending by the United States and foreign governments. As such, each year the index is rebalanced by calculating a company’s exposure to revenue derived from defense-related sales. However, there is no guarantee that the methodology the index sponsor has implemented in order to determine a company’s exposure will accurately capture (i) all such companies that have revenue derived from defense-related sales or (ii) the percentage of revenue derived from defense-related sales, which is used in determining a company’s initial weight in the index. In particular, pursuant to the index methodology, revenue is analyzed, and national defense revenue (theme revenue) is determined, in three sub-steps with three different theme revenue tests. However, if revenue is identified in the first sub-step, no review is conducted under the second or third sub-steps, even if additional theme revenue could have been (or would have been) identified in a later sub-step pursuant to its theme revenue test. Similarly, if revenue is not identified in the first sub-step, but is identified in the second sub-step, no review is conducted under the third sub-step, even if additional theme revenue could have been (or would have been) identified in the third sub-step pursuant to its theme revenue test.
No assurance can be given that the investment methodology used to construct the index will outperform any alternative index that might be constructed from the underlying stocks. The index is different from an investment that seeks long-term exposure to a constant set of underlying stocks.
In addition, pursuant to its methodology and among other rules, the index excludes companies that derive less than 10% of their revenue from defense-related sales.
Furthermore, as a result of the index methodology, a number of the top defense contractors with the United States government may not be included in the index. In particular, the index will exclude:
•
large companies that derive significant revenue from defense-related sales, if such revenue does not satisfy the 10% test discussed above, even if their historical defense-related sales would be among the most likely to benefit from increased defense-related spending by the United States and foreign governments and even if the revenue, on a dollar basis, is equal to or greater than revenue from such defense-related sales reported by smaller companies;

•
companies in sub-industries and/or sectors outside of the six identified sub-industries within the industrials and information technology sectors (aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments and communications equipment), such as defense contractors providing healthcare or housing services;

•	private companies, which may include joint ventures between two or more public companies;
•	foreign companies that are not listed on a U.S. exchange, regardless of whether their common equity is listed on a non-U.S. exchange; and
•	other companies not meeting the selection criteria or eligibility screens set forth in the index methodology.
Further, index market disruption events, particularly during the implementation of annual index rebalancing, may cause the underlying stocks to be overweighted or underweighted relative to what their weight otherwise would have been and this overweighting or underweighting of underlying stocks will inform an underlying stock’s weight in the index until the next annual index rebalancing.  This may further prevent the index from successfully capturing exposure to revenue derived from defense-related sales and also may have an adverse impact on the level of the index. See “ ─ Index Market Disruption Events Could Affect the Level of the Index on Any Date” and “The Index ─ Index Market Disruptions” below.
You should also be aware that, while the index attempts to track U.S. exchange-listed stocks of companies that derive revenue from defense-related sales that may benefit from increased defense-related spending by the United States and foreign governments, any such effect may not occur during the term of the notes.  Therefore, even if a company ultimately benefits from increased defense-related spending by the United States and foreign governments, this benefit may not be realized fully, or at all, during the term of the notes.
The Index May Not Include Companies in the Six Sub-Industries Within the Industrials and Information Technology Sectors That Derive Revenue From Defense-Related Sales
In order for a company to be eligible for inclusion in the index, it must pass a keyword screen, meaning that a company must include in its most recent annual regulatory filing with the Securities and Exchange Commission (i) at least one of the keywords determined by the index sponsor that are associated with mission area categories and key initiatives identified in the most recent Program Acquisition Cost By Weapon System report and Defense Budget Overview published by the United States Department of Defense (together, the “budget reports”) or (ii) the keyword “Department of Defense”. A company that derives revenue from defense-related sales but that fails the keyword screen due to the use of alternative terminology in its annual regulatory filing or other reasons will not be included in the index, even if such company’s revenue derived from defense-related sales is significant. Further, even if a company passes the keyword screen and is ultimately included in the index, revenue earned by such company that is derived from defense-related sales may not be included in the calculation of such company’s weighting in the index if such revenue is not categorized in certain ways mandated by the index methodology.
The Index Will Include, and May Heavily Weight, Companies That Report Revenue Derived From Non-Defense Related Sales
The index sponsor identifies companies that report one or more revenue amounts derived from sales to defense organizations or classified as being earned from defense-related sales. A company’s weight in the index is based, in part, on its exposure to the national defense theme (the percentage of revenue such company derives from defense-related sales).  However, for example, in the case that a revenue amount is (i) earned from a combination of direct or indirect sales to one or more defense organizations and one or more organizations that are not defense organizations or (ii) classified as being earned from a combination of direct or indirect defense-related sales and sales that are not defense-related sales, the entire revenue amount will be attributed to defense-related sales if the company does not otherwise report at least one revenue amount that is earned solely from direct or indirect sales to one or more defense organizations or that is classified as being earned solely from direct or indirect defense-related sales. Once a company’s revenue is identified by the index sponsor as theme revenue, such revenue will be used to calculate the company’s target weight in the index, regardless of whether all of such revenue is actually derived from defense-related sales. Therefore, a company may be included in the index, and may be heavily weighted, on the basis of, and despite, the related revenue amount having a significant amount derived from non-defense related sales. For example, if a company does not otherwise report at least one revenue amount that is earned solely from direct or indirect sales to one or more defense organizations or that is classified as being earned solely from direct or indirect defense-related sales, but reports a revenue amount earned from sales to both the United States Department of Defense and police forces, the entirety of such revenue amount will be considered national defense revenue (theme revenue) even though the percentage of such revenue amount attributable to the United States Department of Defense is not known to the index sponsor and even though the percentage of such revenue amount not attributable to the United States Department of Defense may be significant. Therefore, a company’s weight in the index may be derived from revenue that is not attributable to the national defense theme.
The Budget Reports Used to Determine the Index Universe Are Not Expected to Be From the Same Time Period as the Annual Regulatory Filing Used for a Company’s Revenue
The index sponsor reviews a company’s most recent annual regulatory filing filed with the Securities and Exchange Commission in order to determine such company’s index eligibility and weight in the index. Mission area categories and key initiatives identified in the most recent budget reports are used by the index committee to determine specific keywords for the purpose of determining the index universe. The additional keyword “Department of Defense” is also used by the index committee for this purpose.
The budget reports used to determine the mission category and key initiative keywords to be used for purposes of the keyword screen during an index rebalancing generally have not been, and are not expected to be, from the same period as the revenue period covered by a company’s annual regulatory filing. For example, for the June 2016 index rebalancing day, the budget reports used by the index sponsor analyzed mission area categories and key initiatives with respect to the 2017 fiscal year budget (created in February 2016), whereas, generally, the company annual regulatory filings were for the 2015 fiscal year. Further, if new budget reports are released 14 or fewer index business days before an annual index rebalancing day, such mission area categories and key initiatives would not be used for purposes of the keyword screen for such index rebalancing day and instead would be expected to be used on the next following annual index rebalancing day (i.e., more than a year later). Similarly, if new budget reports are released shortly after an annual index rebalancing day, such categories and initiatives would be expected to be used in the keyword screen on the next following annual index rebalancing day (i.e., almost a year later). Therefore, it is likely that the budget reports referenced will always be from a different time period than the revenue information of the companies being analyzed for index inclusion and weighting.

The Index Has a Limited Operating History
The notes are linked to the performance of the index, which was launched on March 1, 2017. Because the index has no index level history prior to that date, limited historical index level information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to the notes.
The hypothetical performance data prior to the launch of the index on March 1, 2017 refers to simulated performance data. The index sponsor advises that such hypothetical performance data was derived using the index rules as of March 1, 2017, but applied retroactively using historical underlying stock levels. No future performance of the index can be predicted based on the hypothetical performance data or the historical index performance information described herein.
Each Underlying Stock’s Weight Is Limited by the Weight Constraint
Each year, the index sponsor sets the target weights for the underlying stocks based on such stock’s exposure to the national defense theme, subject to constraints on the minimum and maximum weight of each underlying stock. The weight constraints could lower your return versus an investment that was not subject to the minimum and maximum weighting allotted to any one underlying stock.
Correlation of Performances Among the Underlying Stocks May Reduce the Performance of the Index
Performances of the underlying stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, periods in which there is a substantial decline in a particular sector or sub-industry containing such correlated underlying stocks. High correlation among underlying stocks representing either the industrials or information technology sector, or any of the six sub-industries from such sectors included in the index, during periods of negative returns could have an adverse effect on the level of the index.
The Selection Criteria Used to Select the Underlying Stocks May Result in Larger Declines in the Value of the Index Than Those Experienced by Other Stock Indices
The index sponsor determines the U.S. exchange listed securities included in the index and their weightings based, in part, on a methodology for identifying those companies that derive revenue from defense-related sales that may benefit from increased defense-related spending by the United States and foreign governments. The metrics used to select the companies may lead to a company being included in the index that ultimately does not have sustainable growth. The index may not perform as well as a broad-based stock index or a stock index selected using different criteria (including a stock index that includes fewer stocks in sub-industries than the index), and as a result the cash settlement amount may be less than it would have been if your notes were linked to a different index. For example, see “The Index – Comparative Performance of the Index and the S&P Aerospace & Defense Select Industry Index” below for hypothetical and historical data regarding the index’s performance relative to the S&P Aerospace & Defense Select Industry Index.
While the Weight of Each Underlying Stock for Each Annual Rebalancing Will Be Determined on a Single Day (the Index Observation Day), the Rebalancing Based on Such Revised Weights Will Be Implemented Over an Index Rebalancing Period
For purposes of each annual index rebalancing, the target weight of each underlying stock will be determined on a related index observation day. While the target weight of each underlying stock for each annual index rebalancing will be determined on a single day (i.e., such index observation day), the rebalancing of the number of shares of each underlying stock based on such revised target weights will be implemented over an index rebalancing period comprised of five index rebalancing days, which consist of the day that is three index business days after the applicable index observation day and the four following index business days, subject to adjustment. As a result, for the first four days of the index rebalancing period, the composition of the index will contain a mix of underlying stocks, share numbers and weights that is different than the underlying stocks and their respective share numbers and weights at the end of such index rebalancing period. Therefore, the levels of the index on such days may be lower than such levels would have been if the annual index rebalancing had been implemented in full in one day, which could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. For a discussion of how the index is rebalanced, see “The Index” below.
Index Market Disruption Events Could Affect the Level of the Index on Any Date
If an index rebalancing day must be effected on an index business day on which an index market disruption event occurs with respect to any underlying stock, the index calculation agent shall then rebalance the index as described in “The Index — Index Market Disruptions” herein.

In particular, if an index market disruption event occurs with respect to an underlying stock on an index rebalancing day, such affected underlying stock will not be rebalanced based on its target weight during the applicable index rebalancing period. Instead, the number of shares of such underlying stock will remain the same as the number of shares of such underlying stock on the index business day prior to the index rebalancing day on which it was first affected by such index market disruption event. The weights of all other underlying stocks not affected by an index market disruption event will be updated such that each underlying stock not affected by an index market disruption event will have a weight within the remaining weight of the index not allocated to the weight of the underlying stock(s) affected by an index market disruption event that is proportional to its original target weight relative to the original target weights of all other underlying stocks not affected by an index market disruption event. Further, the target weights of the underlying stocks will not be recalculated until the next index observation day (i.e., a year later).
Thus, an underlying stock that was to have its target weight increased relative to the prior year may not realize an increase to such degree or at all. Similarly, an underlying stock that was to have its target weight decreased relative to the prior year may not realize a decrease to such degree or at all. In all cases, an index market disruption event will affect the weights of all of the underlying stocks (due to the update made to the weights of all underlying stocks not affected by an index market disruption event through a proportional reallocation of the remaining weight of the index not allocated to the weight of the underlying stock or underlying stocks affected by an index market disruption event), and may have an adverse impact on the level of the index, potentially for a year until the next annual index rebalancing.
Further, if on an index observation day, a stock that was not included in the index on the previous index business day is affected by an index market disruption event, such stock will be excluded from the index, regardless of its exposure to the national defense theme.  Therefore, if a stock would have been included in the index except for the fact that it was affected by an index market disruption event on the index observation date, the underlying stocks included in the index would have a higher target weight in the index than if such excluded stock had not been affected by an index market disruption event on the index observation date and was therefore included in the index.
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
The value of your notes is linked to an index that includes or may include American Depositary Receipts (“ADRs”) representing interests in shares of companies from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
There are Important Differences Between ADRs and the Shares the ADRs Represent
There are important differences between the rights of holders of ADRs and the rights of holders of the shares the ADRs represent. ADRs are typically issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADR depositary, the company issuing the shares the ADRs represent, and the holders of the ADRs.  The rights of the holders of the ADRs may be different from the rights of the holders of the shares the ADRs represent. For example, a company may make distributions in respect of its shares that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and the rights of holders of the shares the ADRs represent may be significant and may materially and adversely affect the value of the ADRs, the performance of the index and, as a result, the notes.

The Level of the Index is Subject to Foreign Currency Exchange Rate Risk
ADRs that may be included in the index are quoted and traded in U.S. dollars on a U.S. stock exchange, while the shares represented thereby are quoted and traded in the relevant foreign currency on other stock exchanges.  Therefore, fluctuations in the exchange rate between currencies in which the relevant shares are quoted and traded and the U.S. dollar will likely affect the relative value of the ADRs.  As a result, the market price of the ADRs, which trade on a U.S. stock exchange, will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADRs and, as a result, the level of the index and the value of the notes. Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
•	rates of inflation;
•	interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The level of the index and any payment on the notes could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADRs or other de facto restrictions on the repatriation of U.S. dollars.
The Index May Include Exposure to the Short-Term Treasury Bond ETF Position
If, on an index observation day, the sum of the target weights for the underlying stocks is less than 1, the index will include the short-term treasury bond ETF position at a target weight equal to the difference between 1 and the target weights of all underlying stocks included in the index. The short-term treasury bond ETF position is intended to express the notional returns accruing to a hypothetical investor from an investment in the iShares Short Treasury Bond ETF (the “underlying ETF”), which is comprised of publicly-issued U.S. Treasury securities that have a remaining maturity of greater than one month and less than or equal to one year. If the index includes the short-term treasury bond ETF position, the notes will be subject to certain risks similar to those associated with a direct investment in U.S. Treasury bonds, including, among others, risks associated with a downgrade of the credit rating of the U.S. government, risks associated with an increase in possibility that the U.S. Treasury may default on its obligations (whether for credit or legislative process reasons) and risks associated with any market events that create a decrease in demand for U.S. Treasury bonds. Any of these risks would significantly adversely affect the underlying ETF, especially if the risks are concentrated in U.S. Treasury bonds with short-term maturities. Further, the value of a share of the underlying ETF may reflect transaction costs and fees incurred or imposed by the investment advisor of the underlying ETF as well as the costs to the underlying ETF to buy and sell its assets. These costs and fees are not included in the calculation of the index.
The Index Calculation Agent Will Have Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Receive at Maturity. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in the Index Calculation Agent
The index sponsor has appointed Solactive AG as the index calculation agent. As index calculation agent, Solactive AG calculates the value of the index and, as further described under the “The Index” in this prospectus supplement, has discretion with respect to determining index market disruption events and with respect to making certain adjustments to the underlying stocks upon corporate events. The exercise of this discretion by the index calculation agent could adversely affect the value of your notes.
The Goldman Sachs Group, Inc., our parent company, owns a non-controlling interest in the index calculation agent.
The Policies of the Index Sponsor and Changes That Affect the Index or the Underlying Stocks Could Affect the Cash Settlement Amount on Your Notes and Their Market Value. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in the Index Sponsor
The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of underlying stocks and the timing and manner in which changes affecting the underlying stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the index could affect the level of the index and, therefore, the cash settlement amount on your notes on the stated maturity date and the market value of your notes before that date.

The cash settlement amount on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the index or the method by which it constructs the index, or if the index sponsor discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your notes.
If events such as these occur, or if the closing level of the index is not available on the determination date because of an index market disruption event or for any other reason, the note calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the index on the determination date — and thus the cash settlement on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the note calculation agent will have in determining the closing level of the index on the determination date and the cash settlement on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Note Calculation Agent” below.
The Goldman Sachs Group, Inc., our parent company, owns a non-controlling interest in Motif Investing Inc., the index sponsor’s ultimate parent company.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
The following factors, among others, many of which are beyond our control, may influence the market value of your notes:
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the index;
•	the level of the index, including the initial index level;
•	dividend rates of the underlying stocks;
•
economic, financial, regulatory, political, military and other events that affect stock markets generally, or the sectors and sub-industries included in the index, and the underlying stocks, in particular, and which may affect the closing levels of the index;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc., or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.
You cannot predict the future performance of the index based on its historical performance or on any hypothetical performance data. The actual performance of the index over the life of the notes, as well as the cash settlement amount payable on the stated maturity date, may bear little or no relation to the historical index performance information, hypothetical performance data or hypothetical return examples shown elsewhere in this prospectus supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected
The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the trigger buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the trigger buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner
Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.
Past Index Performance is No Guide to Future Performance
The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical index performance information, hypothetical performance data or hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.
Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the index and the underlying stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the underlying stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the index or the underlying stocks.
In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.
Any of these hedging or other activities may adversely affect the levels of the index — directly or indirectly by affecting the price of the underlying stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.
Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or the underlying stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
Goldman Sachs actively makes markets in and trades financial instruments for its own account (primarily as a market maker) and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or the underlying stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.
If Goldman Sachs becomes a holder of any underlying stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index or the underlying stocks, or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or the underlying stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or Underlying Stock Issuers or Other Entities That Are Involved in the Transaction
Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the underlying stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or the underlying stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.
In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
A completed offering may reduce Goldman Sachs’ existing exposure to the index or the underlying stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.
The terms of the offering (including the selection of the index or the underlying stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.
Other Investors in the Notes May Not Have the Same Interests as You
Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the underlying stocks or other similar securities, which may adversely impact the market for or value of your notes.
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Stocks
The index sponsor calculates the level of the index by reference to the prices of the underlying stocks, without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlying stocks and received the dividends paid on those stocks.  You will not receive any dividends that may be paid on any of the underlying stocks by the underlying stock issuers.  See “—You Have No Shareholder Rights or Rights to Receive Any Underlying Stock” below for additional information.
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock
Investing in the notes will not make you a holder of any of the underlying stocks.  Neither you nor any other holder or owner of the notes will have any rights with respect to the underlying stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying stocks or any other rights of a holder of the underlying stocks.  The notes will be paid in cash and you will have no right to receive delivery of any underlying stocks.
The Note Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity
As of the date of this prospectus supplement, we have appointed GS&Co. as the note calculation agent. As note calculation agent, GS&Co. will make all determinations regarding: the initial index level; the closing level of the index; the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; successor indices; whether to postpone the determination date because of a non-trading day; the determination date; the stated maturity date; business days; trading days; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The note calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the note calculation agent at any time without notice and GS&Co. may resign as note calculation agent at any time upon 60 days’ written notice to GS Finance Corp.
Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Note Calculation Agent Can Postpone the Determination Date if a Non-Trading Day Occurs
If the note calculation agent determines that, on a day that would otherwise be the determination date, such day is not a trading day for the index, the determination date will be postponed until the first following trading day, subject to limitation on postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-23. If the determination date is postponed to the last possible day and such day is not a trading day, that day will nevertheless be the determination date. In such a case, the note calculation agent will determine the final index level based on the procedures described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Non-Trading Day” on page S-23 of this prospectus supplement.
There Is No Affiliation Between the Underlying Stock Issuers and Us
Other than as specified above, we are not affiliated with the issuers of the underlying stocks (the “underlying stock issuers”), the index sponsor or the index calculation agent. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index sponsor, the underlying stock issuers or the index calculation agent. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying stock issuers. You, as an investor in your notes, should make your own investigation into the underlying stock issuers. See “The Index” below for additional information about the index.
Neither the index sponsor, the index calculation agent nor any of the underlying stock issuers are involved in this offering of the notes in any way and none of them have any obligation of any sort with respect to the notes. Thus, neither the index sponsor, the index calculation agent nor any of the underlying stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” on page S-54 of this prospectus supplement.
The Tax Consequences of an Investment in Your Notes Are Uncertain
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-50 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:
No interest: we will not pay interest on your notes
Specified currency:
•	U.S. dollars (“$”)
Form of note:
•	global form only: yes, at DTC
•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof
Defeasance applies as follows:
•	full defeasance: no
•	covenant defeasance: no
Other terms:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below
Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.
Index, Index Sponsor and Underlying Stocks
In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect.  When we refer to the underlying stocks as of any time, we mean the stocks (and, if applicable, the underlying ETF) that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.
Cash Settlement Amount on Stated Maturity Date
The cash settlement amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:
●	if the final index level is greater than the initial index level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the index return;
●	if the final index level is equal to or less than the initial index level but greater than or equal to the trigger buffer level, $1,000; or
●	if the final index level is less than the trigger buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the index return.
The upside participation rate is 110%. The index return is calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level, with the quotient expressed as a positive or negative percentage.   The trigger buffer level is equal to 80% of the initial index level.
The initial index level is 110.91. The note calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf), subject to adjustment in certain circumstances described under “— Consequences of a Non-Trading Day” and “— Discontinuance or Modification of the Index” below.
Stated Maturity Date
The stated maturity date is September 29, 2021, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.
Determination Date
The determination date is September 22, 2021, unless the note calculation agent determines that such day is not a trading day. In that event, the determination date will be the first following trading day. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but such day is not a trading day, that day will nevertheless be the determination date.
Consequences of a Non-Trading Day
If a day that would otherwise be the determination date is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.
If the note calculation agent determines that the final index level is not available on the last possible determination date because of a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Index” below), then the note calculation agent will nevertheless determine the level of the index based on its assessment, made in its sole discretion, of the level of the index on that day.
Discontinuance or Modification of the Index
If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the note calculation agent determines is comparable to the index, or if the note calculation agent designates a substitute index, then the note calculation agent will determine the cash settlement amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the note calculation agent as a successor index.

If the note calculation agent determines on the determination date that the publication of the index is discontinued and there is no successor index, the note calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the note calculation agent determines will as closely as reasonably possible replicate the index.
If the note calculation agent determines that the index, the underlying stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the index or of the underlying stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the underlying stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the then-current index methodology of the index, then the note calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the level of the index used to determine the cash settlement amount payable on the stated maturity date is equitable.
All determinations and adjustments to be made by the note calculation agent with respect to the index may be made by the note calculation agent in its sole discretion. The note calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Note Calculation Agent
The note calculation agent will make all determinations regarding the index, successor indices, business days, trading days, the index return, the final index level, the stated maturity date, the determination date, the cash settlement amount on your notes at maturity and any other determination as applicable or specified herein. Absent manifest error, all determinations of the note calculation agent will be final and binding on you and us, without any liability on the part of the note calculation agent.
Please note that GS&Co., our affiliate, is currently serving as the note calculation agent as of the original issue date of your notes. We may change the note calculation agent at any time after the original issue date without notice and GS&Co. may resign as note calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions
Business Day
When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.
Trading Day
When we refer to a trading day with respect to your notes, we mean a day on which the index is calculated and published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf). For the avoidance of doubt, if the index calculation agent determines that an index market disruption event occurs or is continuing on any day, such day will not be a trading day.  See “The Index – Index Market Disruptions” below.
Closing Level of the Index
The closing level of the index on any trading day will be the official closing level of the index or any successor index published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) on such trading day for the index.
Level of the Index
When we refer to the level of the index at any time on any trading day, we mean the official level of the index or any successor index published by the index sponsor (including any index calculation agent acting on the index sponsor’s behalf) at such time on such trading day.
Default Amount
The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, rated either:
•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

USE OF PROCEEDS
We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates.  The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
HEDGING
In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into cash-settled hedging transactions involving purchases of listed or over-the-counter options, futures and/or other instruments linked to the index or the underlying stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the underlying stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:
•	expect to acquire, or dispose of, cash-settled positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the underlying stocks,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of components of the U.S. equity market,
•
may take short positions in the underlying stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.
We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.
In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the index or the underlying stocks. We expect our affiliates’ steps to involve sales of instruments linked to the index or the underlying stocks on or shortly before the determination date. Our affiliates’ steps also may involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to the index.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the value of the consideration that we will deliver on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX
The Motif Capital National Defense Price Return Index (the “index”) tracks the U.S. exchange-listed common equity securities (including American Depositary Receipts, or “ADRs”) of companies concentrated in six sub-industries within the industrials and information technology sectors (aerospace & defense, construction & engineering, construction machinery & heavy trucks, IT consulting & other services, electronic equipment & instruments and communications equipment) that may benefit from increased defense-related spending by the United States and foreign governments (the “national defense theme”).  The index is calculated on a price return basis. Each U.S. exchange-listed common equity security included in the index generally will be subject to a maximum and a minimum weight constraint.
The index was first launched on March 1, 2017 and based on an initial value for the index (as defined below under “Index Composition”) of 100 on March 1, 2017.  The level of the index is calculated and published by Solactive AG (the “index calculation agent”) and is reported by Bloomberg under the symbol “MCDPR Index”. The index is sponsored by Motif Capital Management, Inc. (the “index sponsor”).  Additional information about the index may be obtained from the index calculation agent’s website at solactive.com/?s=motif%20&index=DE000SLA3J27. We are not incorporating by reference the website or any material it includes in this document.
As of September 22, 2017, there were 48 constituent stocks in the index and the top ten constituent stocks, by weight, were: The Boeing Company (5.71%); Rockwell Collins, Inc. (5.59%); Harris Corporation (5.34%); Huntington Ingalls Industries, Inc. (5.22%); Raytheon Company (5.08%); L-3 Technologies, Inc. (5.05%); Leidos Holdings, Inc. (5.00%); Lockheed Martin Corporation (4.92%); Northrop Grumman Corporation (4.89%); and Transdigm Group Inc. (4.64%). A full list of index constituents as of the last calendar day of each month is available on the index sponsor’s website.  We are not incorporating by reference the website or any materials it includes in this document. For additional information on constituent stocks with a weight in excess of 5% of the index, see “–Underlying Stocks With Weights in Excess of 5% of the Index as of September 22, 2017” below.
The index sponsor divides the companies included in the index into six sub-industries based on the Global Industry Classification Standard (GICS). The sub-industries are (with the approximate percentage of underlying stocks in the index included in such sub-industries as of September 22, 2017 indicated in parentheses) (percentages may not sum to 100% due to rounding): aerospace & defense (69.2%); construction & engineering (5.1%); construction machinery & heavy trucks (1.2%); IT consulting & other services (14.1%); electronic equipment & instruments (3.4%) and communications equipment (7.0%). These six sub-industries are contained within the following two sectors: industrials (with respect to the aerospace & defense, construction & engineering and construction machinery & heavy trucks sub-industries) and information technology (with respect to the IT consulting & other services, electronic equipment & instruments and communications equipment sub-industries). Index sponsors may use very different standards for determining sector and sub-industry designations.  In addition, many companies operate in a number of different sectors and/or sub-industries, but are listed in only one sector and sub-industry and the basis on which that sector and sub-industry is selected may also differ.  As a result, sector and sub-industry comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector and sub-industry composition of the indices.
Index Composition
On the third Friday of each June (the “index observation day”), the index sponsor determines the U.S. exchange listed common equity securities (including ADRs) included in the index (the “underlying stocks”), and their exposure to the national defense theme, by identifying revenue derived from defense-related sales (as discussed below). Then, the index calculation agent determines the target weight of each of the underlying stocks (as defined below under “Determining the weight of each underlying stock in the index – Target weights”). If the limited circumstance described under “Determining the weight of each underlying stock in the index ─ Short-term treasury bond ETF position” below applies, on that date the index calculation agent will also determine the target weight of the iShares Short-Term Treasury Bond ETF (the “underlying ETF”) in the index. The rebalancing of the underlying stocks and the underlying ETF, if applicable, and their weights by changing the respective number of shares will be implemented over a five day period (the “index rebalancing period”) beginning on the day that is three index business days after the applicable index observation day and including the four following index business days (each an “index rebalancing day”).

Determining the underlying stocks
Identify the underlying stock universe
The index sponsor identifies companies that derive revenue from defense-related sales.
Apply GICS sub-industry classification screen
In order to identify the universe of relevant companies that derive revenue from defense-related sales, the index sponsor applies a GICS sub-industry classification screen. GICS is a classification system produced by MSCI, Inc. and S&P Dow Jones Indices LLC, and additional information is available at msci.com/gics. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
The GICS classification structure includes four hierarchical levels: sector, industry group, industry and sub-industry. After the index sponsor obtains the GICS sub-industry classification for each company with U.S. exchange-listed common equity (including ADRs), such company is included in the underlying stock universe for potential inclusion in the index if its GICS sub-industry classification is one of the six following: aerospace & defense; construction & engineering; construction machinery & heavy trucks; IT consulting & other services; electronic equipment & instruments; and communications equipment. Within the GICS classification structure, these six sub-industries are contained in the industrials and information technology sectors.
Apply keyword screen
In order to identify the universe of relevant companies that derive revenue from defense-related sales, the index sponsor references specific sections of two reports prepared and published annually by the United States Department of Defense in connection with its annual budget request. The index sponsor reviews the (i) “mission area categories” from the Program Acquisition Cost by Weapon System report from the United States Department of Defense website and (ii) “key initiatives” from the Pursue Investments in Military Capabilities section of the Defense Budget Overview from the United States Department of Defense website (each, a “budget report” and together, the “budget reports”).
Each unique mission area category and key initiative identified as described in the paragraph above is paired with specific keywords. The keywords associated with each mission area category and key initiative are:
•	Aircraft and Related Systems: “Aircraft”, “Unmanned Aerial Vehicle”
•	Ground Systems: “Ground Systems”, “Combat Vehicle”, “Tactical Vehicle”
•	Missile Defense Programs: “Missile Defense”
•	Missiles and Munitions: “Missiles”, “Munitions”
•	Mission Support Activities: “Mission Support”
•	Shipbuilding and Maritime Systems: “Shipbuilding”, “Maritime Systems”, “Submarine”, “Aircraft Carrier”
•	Space Based Systems: “Space Based Systems”, “Launch Vehicle”, “Satellite”
•	Cyberspace Operations: “Cyberdefense”, “Cybersecurity”
•	Research, Development, Test, and Evaluation Science & Technology: “RDT&E”
•	Command, Control, Communications, Computers, and Intelligence (C4I) Systems: “Intelligence”, “C4ISR”
Fifteen index business days (as defined below) prior to each index observation day, the index committee (as defined below) will determine if any new budget report has been released. If a new budget report has been released, the index committee will make any necessary updates to the list if a mission area category or key initiative has been added or deleted. If a new mission area category or key initiative has been added, the index committee will determine a set of keywords relevant to both such new mission area category or key initiative and the national defense theme. If a mission area category or key initiative has been deleted from the relevant budget report, such mission area category or key initiative and its corresponding keywords will no longer be included.  Any changes to the mission area categories or key initiatives and/or the relevant keywords will be effective for use beginning on such index observation day.
Using (i) all of the keywords identified above corresponding to the mission area categories and key initiatives and (ii) “Department of Defense” as an additional keyword, semantic searches are then conducted over the most recent annual regulatory filings (i.e., Forms 10-K, 40-F and 20-F) of all companies with U.S. exchange-listed common equity filed with the Securities and Exchange Commission (the “SEC”) in order to identify companies with a positive match for one or more keyword(s).  All companies with a positive match are added to the underlying stock universe for potential inclusion in the index.
Apply underlying stock screens
Any stock that fails any of the following screens is removed from the underlying stock universe:
Average daily dollar volume: stocks having an average daily dollar volume (“ADDV”) of less than $1,000,000 over the most recent 30-day period are removed from the underlying stock universe. ADDV for a stock on a given day is equal to the 30-day average of such stock’s daily dollar value from (but excluding) such day to (and including) the day which is the 30th calendar day prior thereto.  For each trading day during the 30-calendar day period, the daily dollar value is equal to such stock’s trading volume for such day multiplied by such stock’s last available price as of the close of trading for such day. A stock’s trading volume may be equal to zero on a trading day. In addition, while the ADDV period consists of 30 calendar days, only trading days within such period are used for purposes of the ADDV calculation and the actual number of trading days varies from period to period.
Market capitalization: stocks of companies whose market capitalization is less than $500 million are removed from the underlying stock universe. Market capitalization for a company stock on a given day is calculated by multiplying the total number of outstanding shares on such day by the closing price of a share of such stock on such day.  In the event that an index market disruption event (determined with respect to a stock subject to this market capitalization screen as specified in the “Index Market Disruptions” section below) occurs or is continuing on such day with respect to such stock, the market capitalization will be equal to the market capitalization on the immediately prior index business day on which no index market disruption event occurs or is continuing with respect to such stock. (For purposes of determining whether an index market disruption event occurs or is continuing with respect to a stock in the context of this market capitalization screen, any references in the “Index Market Disruptions” section to “underlying stock” shall mean any stock subject to this market capitalization stock screen.)
Closing price: stocks having a closing price of less than $1 at any point over the most recent thirty day period are removed from the underlying stock universe.
Revenue: stocks of companies having total revenue of less than $25 million over the previous twelve month period as of their most recent annual regulatory filing are removed from the underlying stock universe.
Return data: stocks having less than 60 days of historical return data over the most recent 90 day period are removed from the underlying stock universe.
Calculate exposure to the national defense theme
For each company that continues to be included in the underlying stock universe, such company’s “exposure to the national defense theme” is equal to the quotient of (i) such company’s total theme revenue (calculated as described below) divided by (ii) such company’s total revenue.
In order to determine a company’s total theme revenue, the most recent annual regulatory filing for such company is reviewed to identify and total such company’s revenue derived from defense-related sales (“theme revenue”). With respect to a company, the sum of the theme revenue identified in sub-step 1, sub-step 2 or sub-step 3 below is such company’s total theme revenue.

The theme revenue for each company is determined as follows:
Sub-Step 1:
If a company reports one or more revenue amount(s) that are (i) earned solely from direct or indirect sales to one or more of the United States Department of Defense, any related agency, as identified by the U.S. government at usa.gov/federal-agencies/department-of-defense, or any foreign government military organization (each, a “defense organization”);  or (ii)  classified as being earned solely from direct or indirect defense sales, military sales and/or foreign military sales (“defense-related sales”), such revenue amount(s) will be identified as theme revenue. (We are not incorporating by reference the above website or any material it includes in this prospectus supplement.) If any theme revenue is identified for a company as a result of sub-step 1, the sum of all theme revenue identified in sub-step 1 will be the company’s total theme revenue and no additional review of the company’s most recent annual regulatory filing for further theme revenue will take place (i.e., neither sub-step 2 nor sub-step 3 will be conducted).
i.
For example, if a company reports a revenue amount earned from sales to the United States Department of Defense and a separate revenue amount earned from foreign military sales, both of those revenue amounts will be considered theme revenue.

ii.
In contrast, if a company reports a revenue amount earned from sales to both the United States Department of Defense and police forces (but does not specify the amount of sales attributable to either the United States Department of Defense or police forces individually), such revenue amount will not be considered theme revenue under sub-step 1. Such revenue amount will not be reviewed under sub-step 2 below unless no theme revenue of any type is identified for the company as a result of sub-step 1.  Thus, for example, if a company reports (i) one revenue amount of $100 million earned from sales to the United States Department of Defense (“revenue amount A”) and (ii) a second revenue amount of $50 million earned from sales to both the United States Department of Defense and police forces (“revenue amount B”), then the total theme revenue in this example is $100 million (i.e., revenue amount A).

Sub-Step 2:
If a company reports one or more revenue amount(s) that are (i) earned from a combination of direct or indirect sales to one or more defense organizations and one or more organizations that are not defense organizations (“non-defense organizations”) or (ii) classified as being earned from a combination of direct or indirect defense-related sales and sales that are not defense-related sales (“non-defense-related sales”), such revenue amount(s) will be identified as theme revenue. If any theme revenue is identified for a company as a result of sub-step 2, the sum of all theme revenue identified in sub-step 2 will be the company’s total theme revenue and no additional review of the company’s most recent annual regulatory filing for further theme revenue will take place (i.e., sub-step 3 will not be conducted).
i.
For example, if a company that had no theme revenue identified under sub-step 1 reports a revenue amount earned from sales to both the United States Department of Defense and police forces, such revenue amount will be considered theme revenue.

ii.
For example, if a company that had no theme revenue identified under sub-step 1 reports (i) one revenue amount of $200 million earned from sales to the United States Department of Defense and intelligence agencies (“revenue amount A”), (ii) a second revenue amount of $50 million earned from sales to foreign governments (“revenue amount B”) and (iii) a third revenue amount of $25 million earned from sales to the United States Army and police forces (“revenue amount C”), then the total theme revenue in this example is $225 million (i.e., the total theme revenue is the sum of revenue amount A and revenue amount C, each of which was identified as theme revenue pursuant to sub-step 2; revenue amount B is not relevant because it is not theme revenue pursuant to sub-step 2).

Sub-Step 3:
If a company does not report any theme revenue described in sub-step 1 or sub-step 2 above, but the company reports one or more revenue amount(s) earned solely from direct or indirect sales to one or more of the United States government or a foreign government, such amount(s) will be the company’s theme revenue, and the sum of such theme revenue will be the company’s total theme revenue. No additional review of the company’s most recent annual regulatory filing for further theme revenue will take place. If no theme revenue is determined in sub-step 1, sub-step 2 or sub-step 3, it will be determined that the company does not have any theme revenue.
i.
For example, if a company that has no theme revenue identified under sub-step 1 or sub-step 2 reports a revenue amount earned from sales to the United States government and a separate revenue amount earned from sales to foreign governments, both of those revenue amounts will be considered theme revenue.

ii.
In contrast, if a company that has no theme revenue identified under sub-step 1 or sub-step 2 reports a revenue amount earned from sales to the United States government and commercial enterprises (but does not specify the amount of revenue attributable to either the United States government or commercial enterprises individually), such revenue amount will not be considered theme revenue.

Stocks of companies with less than 10% of exposure to the national defense theme are removed from the underlying stock universe.
All remaining stocks are included in the index and become the underlying stocks.
A summary flow chart of the total theme revenue determination, entitled “Summary Flow Chart II: Total Theme Revenue” can be found at the end of this discussion of the index.
Determining the weight of each underlying stock in the index
Initial weights
For each underlying stock, the index calculation agent determines the company’s market capitalization derived from its exposure to the national defense theme.  The “adjusted market capitalization” is equal to a company’s exposure to the national defense theme multiplied by such company’s total market capitalization.
A company’s “total market capitalization” is equal to the total outstanding shares of such company on the index observation day multiplied by the closing price of such shares on the index observation day. In the event that an index market disruption event occurs or is continuing on an index observation day with respect to an underlying stock that was included in the index on the index business day prior to such index observation day, the market capitalization of such underlying stock on the immediately prior index business day on which no index market disruption event occurs or is continuing with respect to such underlying stock will be the market capitalization used to calculate such underlying stock’s adjusted market capitalization.  In the event that an index market disruption event occurs or is continuing on an index observation day with respect to a stock that was not included in the index on the index business day prior to such index observation day, the theme adjusted market capitalization for such stock will be set to zero, and such stock will not be included in the index.
The adjusted market capitalization of an underlying stock is then divided by the aggregate of the adjusted market capitalization for all underlying stocks. The result is the initial weight for such underlying stock and a thematically weighted portfolio.

Target weights
The initial weight for each stock will then be adjusted by the index calculation agent, as necessary, to comply with the weight constraints.  The resulting adjusted weight is the target weight for the underlying stock.
The weight constraints apply to each underlying stock so that each underlying stock must have a minimum weight of not less than 0.1% and a maximum weight of not more than the lesser of (i) 5% and (ii) ADDV (as defined under “Index Components” above, and expressed as a numerical value) x 10-9, expressed as a percentage. Negative weights are not permitted.
For any underlying stock with an initial weight of less than 0.1%, the target weight for such underlying stock will be adjusted to 0.1% prior to any additional adjustment to such underlying stock’s target weight that is made to comply with the underlying stock maximum weight constraint of any other underlying stock.
For any underlying stock with an initial weight greater than the maximum weight for such underlying stock, the target weight for such underlying stock will be set to such underlying stock’s maximum weight.  The difference in the weight between the underlying stock’s initial weight and the underlying stock’s target weight will be proportionally redistributed to the rest of the underlying stock target weights, subject to the maximum weight constraint for each underlying stock. This is an iterative process and is performed repeatedly, until no underlying stock violates its maximum weight constraint.
The sum of the weights of the underlying stocks (and, in the limited circumstance described under “Short-term treasury bond ETF position” below, the underlying ETF) is always equal to 1.0.
If the sum of the target weights for the underlying stocks is less than 1.0, the index will also include exposure to the underlying ETF, such that the sum of the target weights for the underlying stocks and the weight of the underlying ETF will equal 1.0, as described under “Short-term treasury bond ETF position” below.
Short-term treasury bond ETF position
If on any index observation day, the sum of the target weights for the underlying stocks is less than 1.0, the index will also include exposure to the underlying ETF.  The underlying ETF will have a weight in the index equal to the difference between 1.0 and the sum of the target weights for all underlying stocks (the “underlying ETF target weight”).
The short-term treasury bond ETF position is intended to express the notional returns accruing to a hypothetical investor from an investment in the underlying ETF, which is comprised of publicly-issued U.S. Treasury securities that have a remaining maturity of greater than one month and less than or equal to one year. The underlying ETF seeks investment results that correspond generally to the price and yield performance before fees and expenses, of public obligations of the U.S. Treasury that have a minimum term to maturity of greater than one month and less than or equal to one year, as measured  by the ICE U.S. Treasury Short Bond Index. The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol SHV.  We obtained the following fee information from the iShares® website without independent verification. The underlying ETF investment advisor, BlackRock Fund Advisors (“BFA”) is entitled to receive a management fee from the underlying ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.15%. BFA is responsible for substantially all expenses of the ETF, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses and extraordinary expenses.
If for any reason the underlying ETF ceases to exist, is delisted, terminated, wound up, liquidated or files for bankruptcy, is combined with another exchange traded fund that has a different investment objective, or changes its currency of denomination, then the index committee, in its sole discretion, can choose to replace the underlying ETF with a successor exchange traded fund that in the determination of the index committee most closely replicates the underlying ETF. Any such changes or actions taken with respect to the underlying ETF by the index committee are publicly announced as promptly as is reasonably practicable and normally at least five index business days prior to the effective date of the change or actions.

Index rebalancing period
The target weight of each underlying stock and the underlying ETF target weight, if applicable, for each annual rebalancing will be determined on the applicable index observation day regardless of whether an index market disruption event, as described below under “Index Market Disruptions”, occurs.
The annual rebalancing of the underlying stocks based on their target weights will be implemented over the index rebalancing period. The index rebalancing period is comprised of five index rebalancing days, beginning on the day that is three index business days after the applicable index observation day and including the four following index business days, subject to adjustment as described below under “Index Market Disruptions”. Following each index observation day, any change in the number of shares of an underlying stock in the index from the prior index observation day based on such underlying stock’s target weight will be implemented incrementally on each day during the applicable index rebalancing period. While the number of shares of each underlying stock will be rebalanced incrementally based on its target weight over the index rebalancing period, because of price movements of the underlying stocks, the weights of the underlying stocks at the end of the index rebalancing period and thereafter will be greater than or less than (but not equal to) the applicable underlying stock target weights set on the corresponding index observation date.
If, on an index observation day, the index includes exposure to the underlying ETF, the number of shares of the underlying ETF will be rebalanced, as necessary, based on the underlying ETF target weight along with the number of shares of the underlying stocks incrementally on each day in such index rebalancing period.
A summary flow chart of the annual index rebalancing process, entitled “Summary Flow Chart I:  Rebalancing” can be found at the end of this discussion of the index.
Calculating the Index Value
Index value calculation
The index is calculated on a price return basis, meaning that the value of the index is equal to, on any given index business day, the sum of, for each underlying stock and the underlying ETF, if applicable, (a)  the number of underlying stock shares or underlying ETF shares, if applicable, as of the given index business day multiplied by (b) the closing price of such underlying stock or the underlying ETF, if applicable, as of the given index business day.
On any given index business day that is an index rebalancing day, for each underlying stock, the number of “underlying stock shares” for such underlying stock is equal to the product of (i) the weight for such underlying stock calculated as though no index market disruption event occurred or was continuing on the given index rebalancing day multiplied by (ii) the quotient of (a) the sum of, for each underlying stock and the underlying ETF, if applicable, the product of (I) the number of underlying stock shares or underlying ETF shares, if applicable, as of the index business day immediately preceding the given index rebalancing day multiplied by (II) the closing price of such underlying stock or the underlying ETF, if applicable, as of the index business day immediately preceding the given index rebalancing day divided by (b) the closing price of such underlying stock on the index business day immediately preceding the given index rebalancing day.
On any given index business day that is an index rebalancing day, for each underlying stock, the “weight for such underlying stock calculated as though no index market disruption event occurred or was continuing on the given index rebalancing day” is calculated as the sum of (i) the underlying stock weight on the index business day immediately preceding the first index rebalancing day of the relevant index rebalancing period plus (ii) the product of (a) the remainder of (I) the underlying stock target weight that was determined on the index observation day immediately preceding the given index rebalancing day minus (II) the underlying stock weight on the index business day immediately preceding the first index rebalancing day of the relevant index rebalancing period multiplied by (b) the remainder of (I) the number of index rebalancing days elapsed as of (and including) the given index rebalancing day in the relevant index rebalancing period divided by (II) the total number of index rebalancing days in the relevant index rebalancing period.

The “underlying stock weight” for each underlying stock on any given index business day is calculated as the quotient of (i) the product of (a) the number of underlying stock shares of such underlying stock on the given index business day multiplied by (b) the closing price of the underlying stock on the given index business day divided by (ii) the sum of, for each underlying stock and the underlying ETF, if applicable, the product of (a) the number of underlying stock shares for such underlying stock or underlying ETF shares, if applicable, on the given index business day multiplied by (b) the closing price of such underlying stock or the underlying ETF, if applicable, on the given index business day.
On any given index business day that is an index rebalancing day, for the underlying ETF, if applicable, the number of “underlying ETF shares” is equal to the product of (i) the weight for the underlying ETF calculated as though no index market disruption event occurred or was continuing on the given index rebalancing day multiplied by (ii) the quotient of (a) the sum of, for each underlying stock and the underlying ETF, the product of (I) the number of underlying stock shares or underlying ETF shares as of the index business day immediately preceding the given index rebalancing day multiplied by (II) the closing price of such underlying stock or the underlying ETF as of the index business day immediately preceding the given index rebalancing day divided by (b) the closing price of the underlying ETF on the index business day immediately preceding the given index rebalancing day.
For the underlying ETF, if applicable, the “weight for the underlying ETF calculated as though no index market disruption event occurred or was continuing on the given index rebalancing day” is calculated as the sum of (i) the underlying ETF weight on the index business day immediately preceding the first index rebalancing day of the relevant index rebalancing period plus (ii) the product of (a) the remainder of (I) the underlying ETF target weight that was determined on the index observation day immediately preceding the given index rebalancing day minus (II) the underlying ETF weight on the index business day immediately preceding the first index rebalancing day of the relevant index rebalancing period multiplied by (b) the remainder of (I) the number of index rebalancing days elapsed as of (and including) the given index rebalancing day in the relevant index rebalancing period divided by (II) the total number of index rebalancing days in the relevant index rebalancing period.
The “underlying ETF weight” on any given index business day is calculated as the quotient of (i) the product of (a) the number of underlying ETF shares on the given index business day multiplied by (b) the closing price of the underlying ETF on the given index business day divided by (ii) the sum of, for each underlying stock and the underlying ETF, the product of (a) the number of underlying stock shares for such underlying stock or underlying ETF shares, if applicable, on the given index business day multiplied by (b) the closing price of such underlying stock or the underlying ETF, if applicable, on the given index business day.
On any given index business day that is a base index rebalancing day, in the event that there is a potential adjustment event affecting the underlying stock or the underlying ETF, if applicable, adjustments to the number of underlying stock shares or underlying ETF shares, if applicable, computed as described above, will be made as described under “Potential Adjustment Events” below.
On any given index business day that is not a base index rebalancing day, the number of underlying stock shares and underlying ETF shares, if applicable, will remain unchanged from the last base index rebalancing day, subject to any potential adjustment events affecting the underlying stock or the underlying ETF, if applicable.  In the case of a potential adjustment event affecting an underlying stock or the underlying ETF, if applicable, adjustments to the number of underlying stock shares or underlying ETF shares, if applicable, will be made as described under “Potential Adjustment Events” below.
Index Market Disruptions
Index value calculation
If on any index business day, an index market disruption event occurs or is continuing with respect to any non-zero weighted underlying stock or underlying ETF, if applicable, included in the index, the index calculation agent shall postpone calculation of the index value to the next index business day on which no index market disruption event occurs or is continuing with respect to any non-zero weighted underlying stock or underlying ETF, if applicable, included in the index and an indicative level for the index will be published. Such level will be identified as a “disrupted indicative level”. The index calculation agent shall resume calculating the index value on the first index business day on which no index market disruption event is occurring or continuing with respect to any underlying stock or the underlying ETF, if applicable, by using (i) for the number of underlying stock shares of each underlying stock or the number of underlying ETF shares of the underling ETF, if applicable, that had not been affected by such index market disruption event, the number of underlying stock shares and underlying ETF shares, if applicable, that would have been used as if the index rebalancing day(s), if applicable, occurred on each index business day on which such index market disruption event occurred or was continuing and (ii) for the number of underlying stock shares of each underlying stock or the number of underlying ETF shares of the underlying ETF, if applicable, that had been affected by such index market disruption event, the number of underlying stock shares and underlying ETF shares, if applicable, on the index business day immediately preceding the first day of such index market disruption event.
On the sixth index business day following the occurrence of an index market disruption event with respect to any underlying stocks or the underlying ETF, if applicable, included in the index, if such index market disruption event is continuing and such underlying stocks or the underlying ETF, if applicable, have not been removed from the index, the index committee may determine in its sole discretion to instruct the index calculation agent  to calculate the index, using a price for such underlying stocks or the underlying ETF, if applicable, as determined by the index committee in its sole discretion. In the event the index committee determines on such sixth business day, in its sole discretion, that no such instructions should be given to the index calculation agent, the index committee may revisit such determination on any index business day thereafter on which the index market disruption event is continuing.
Notwithstanding the foregoing, in the event of a force majeure event in which all underlying stocks and the underlying ETF, if applicable, are affected, the calculation and publication of the index will be postponed until, in the determination of the index calculation agent, such force majeure event has been resolved.
Index rebalancing day
As discussed above, the target weight attributed to each underlying stock and the underlying ETF, if applicable, will be determined on each index observation day regardless of whether an index market disruption event (as defined below) occurs.
If an index market disruption event affects an underlying stock or the underlying ETF, if applicable, on an index rebalancing day, the index calculation agent shall then rebalance the index for that index rebalancing day and for every subsequent index rebalancing day within the applicable index rebalancing period as if (i) for each underlying stock or the underlying ETF, if applicable, that had not been affected by such index market disruption event, the index rebalancing day occurred on such day and (ii) for each underlying stock or the underlying ETF, if applicable, that had been affected by such index market disruption event, the index rebalancing day did not occur on such day (i.e., each underlying stock or the underlying ETF, if applicable, that was affected by such index market disruption event is not further rebalanced during such index rebalancing period).
Therefore, if an underlying stock or the underlying ETF, if applicable, is affected by an index market disruption event on an index rebalancing day, the number of shares of such underlying stock or the underlying ETF, if applicable, will not be further rebalanced over the remaining index rebalancing days in the applicable index rebalancing period. Instead, the number of such underlying stock shares or underlying ETF shares, if applicable, will be held constant over the remaining days in the applicable index rebalancing period, such that the number of underlying stock shares or underlying ETF shares, if applicable, will remain equal to the number of underlying stock shares or underlying ETF shares, if applicable, after the close on the index business day immediately preceding the index rebalancing day on which it was first affected by such index market disruption event.
For each underlying stock or the underlying ETF, if applicable, affected by an index market disruption event on an index rebalancing day, the underlying stock weight or underlying ETF weight, if applicable, for each subsequent index rebalancing day during the applicable index rebalancing period will be calculated as the quotient of (i) the product of (a) the number of such underlying stock shares or underlying ETF shares, if applicable, after the close on the index business day immediately preceding the given index rebalancing day multiplied by (b) the last available traded price of such underlying stock or underlying ETF, if applicable, on the index business day immediately preceding the given index rebalancing day divided by (ii) the sum of, for each underlying stock and the underlying ETF, if applicable, the product of (a) the number of underlying stock shares or underlying ETF shares, if applicable, on the index business day immediately preceding the given index rebalancing day multiplied by (b) as applicable, the closing price or the last available traded price of such underlying stock or the underlying ETF, if applicable, as of the index business day immediately preceding the given index rebalancing day.
If not all underlying stocks and the underlying ETF, if applicable, are affected by an index market disruption event, then the shares of such underlying stocks and the underlying ETF, if applicable, not affected by an index market disruption event will not be rebalanced over the index rebalancing period based on the underlying stock target weight or underlying ETF target weight, if applicable. Instead, on each subsequent index rebalancing day, the number of shares of the underlying stock and underlying ETF, if applicable, will be adjusted such that each underlying stock and the underlying ETF, if applicable, will retain a weight within the remaining weight of the index not allocated to the underlying stock(s) or the underlying ETF, if applicable, affected by an index market disruption event that is proportional to its underlying stock target weight or underlying ETF target weight, if applicable, relative to the underlying stock target weights and underlying ETF target weight, if applicable, of all other underlying stocks and the underlying ETF, if applicable, not affected by an index market disruption event.
Thus, on each index rebalancing day, the underlying stock weight and the underlying ETF weight, if applicable, for each underlying stock and the underlying ETF, if applicable, not affected by an index market disruption event is calculated as: the product of (i) the quotient of (a) the underlying stock weight or underlying ETF weight, if applicable, calculated as though no index market disruption event occurred or was continuing on any index rebalancing day in the applicable index rebalancing period divided by (b) 1 minus the sum of, for each underlying stock or the underlying ETF, if applicable, affected by an index market disruption event, such underlying stock weight or underlying ETF weight, if applicable, calculated as though no index market disruption event occurred or was continuing on any index rebalancing day in the applicable index rebalancing period multiplied by (ii) 1 minus the sum of the underlying stock weight(s) and underlying ETF weight, if applicable, for each underlying stock and the underlying ETF, if applicable, affected by an index market disruption event during the applicable index rebalancing period.
The number of underlying stock shares or underlying ETF shares, if applicable, for each underlying stock or the underlying ETF, if applicable, not affected by an index market disruption event will then, on each subsequent index rebalancing day in the applicable index rebalancing period, be calculated as the product of (i) the weight of the underlying stock or the underlying ETF, if applicable, for the given index rebalancing day multiplied by (ii) the quotient of (a) the sum of, for each underlying stock or the underlying ETF, if applicable, (I) the number of underlying stock shares or underlying ETF shares, if applicable, after the close on the index business day immediately preceding the given index rebalancing day multiplied by (II) as applicable, the closing price or the last available traded price if the closing price is not available of such underlying stock or the underlying ETF, if applicable, on the index business day immediately preceding the given index rebalancing day divided by (b) the closing price of such underlying stock or the underlying ETF, if applicable, on the index business day immediately preceding the given index rebalancing day.
For example, on an index observation day, a hypothetical index with no minimum or maximum weight constraints and no underlying ETF requirement consists of only four underlying stocks (stock A, stock B, stock C and stock D), all four of which were included in the index on the index business day prior to the index observation day, at weights of 40%, 20%, 30% and 10%, respectively. For illustrative purposes, the closing price for each underlying stock is assumed to be the same at $10 per share at the end of each day. With the assumption of a constant closing price of $10, the number of underlying stock shares on the index business day prior to the index observation day can be assumed to be 4, 2, 3 and 1 for Stock A, Stock B, Stock C and Stock D, respectively. On the index observation day, the underlying stock target weight of each underlying stock is determined to be equal to 20%, 50%, 10% and 20%, respectively.
If an index market disruption event affects stock A on the second index rebalancing day in the applicable index rebalancing period, the second index rebalancing day and all subsequent index rebalancing days in the index rebalancing period will be deemed to have not occurred with respect to stock A. The number of underlying stock shares for stock A will be held constant at 3.6, which is equal to the number of underlying stock shares for stock A at the end of the first index rebalancing day (the last index business day without an index market disruption event), as stock A was rebalanced by 1/5 of the decrease on the first index rebalancing day in the index rebalancing period. Similarly, the number of underlying stock shares for stock B, stock C and stock D will be 2.6, 2.6 and 1.2, respectively, at the end of the first index rebalancing day.
The weight for Stock A, given the index market disruption event, will now be 36% for the second index rebalancing day (compared to a weight of 32% which would have been expected for stock A for such day in the absence of the index market disruption event). The weights for stock B, stock C and stock D will be calculated such that each retains a weight within the remaining weight of the index not allocated to stock A’s  weight that is proportional to its underlying stock target weight relative to the other underlying stock target weights. The weight in the index not allocated to stock A’s weight is equal to 64%. The weight in the index that was to be allocated to stock A on the second index rebalancing day in the absence of the index market disruption event was 68% for such day. Therefore, the weight for stock B on the second index rebalancing day will be equal to 30.12% (the product of 32%/68% multiplied by 64%), versus the weight of 32% in the absence of the index market disruption event for stock B on the second index rebalancing day) and the weight for stock C and stock D will be equal to 20.71% and 13.18%, respectively (versus the weights of 22% and 14%, respectively, on the second index rebalancing day in the absence of an index market disruption event). Therefore, the underlying stock shares for stock A, stock B, stock C and stock D will be 3.6, 3.012, 2.071 and 1.318, respectively for the second index rebalancing day.
In contrast, if an index market disruption event does not affect stock A during the index rebalancing period but an index market disruption event affects stock B on the third index rebalancing day in the applicable index rebalancing period, the third index rebalancing day and all subsequent index rebalancing days in the index rebalancing period will be deemed to have not occurred with respect to stock B. The underlying stock shares for stock B will be held at 3.2 shares for the remaining index rebalancing days (as stock B was rebalanced by a total of 2/5 of the increase over the first and second index rebalancing days in the index rebalancing period to a weight of 32%). Therefore, on the fifth and final day of the index rebalancing period, the weights for stock A, stock C and stock D will be calculated such that each retains a weight within the remaining weight of the index not allocated to stock B’s weight that is proportional to its underlying stock target weight relative to the others underlying stock target weights. The weight in the index not allocated to stock B’s weight is equal to 68%. Therefore, the weight for stock A on the final rebalancing day in the index rebalancing period will be equal to 27.2% (versus the underlying stock target weight of 20%).  Correspondingly, the underlying stock shares for stock A, stock B, stock C and stock D will be 2.72, 3.2, 1.36 and 2.72, respectively, at the end of the index rebalancing period (in the absence of the index market disruption event affecting stock B, the underlying stock shares for stock A, stock B, stock C and stock D would have been 2, 5, 1 and 2, respectively).
An “index market disruption event” with respect to an underlying stock or the underlying ETF, if applicable, will have occurred in any of the following situations (as determined by the index calculation agent in its sole discretion): (i) the official closing price, level or other measure of any underlying stock or the underlying ETF, if applicable, is unavailable on any relevant day on which such measure is scheduled to be published; (ii) a relevant exchange is not open for trading during its regular trading session, or closes prior to its scheduled closing time, on any relevant day or there is an exchange disruption; (iii) upon the occurrence or existence of a trading disruption for more than two hours of trading, or at any time during the one-hour period that ends at the scheduled closing time of the relevant exchange, and which the index calculation agent  determines is material; (iv) with respect to the underlying ETF, the net asset value per share is not calculated or is not announced by the underlying ETF or the sponsor of the underlying ETF, and such event has a material impact on the index; (v) with respect to the underlying ETF, the underlying ETF or the sponsor of the Underlying ETF suspends creations or redemptions of shares, and such event has a material impact on the index; (vi) upon the occurrence or existence of an index dislocation; or (vii) upon the occurrence or existence of a force majeure event.
A “trading disruption” means any suspension of or limitation imposed on trading by the relevant exchange or related exchange, and whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise, relating to the underlying stock shares, the underlying ETF shares, the index underlying the underlying ETF or futures or options on the underlying stock shares, the underlying ETF shares or the index underlying the underlying ETF.

An “exchange disruption” means any event that disrupts or impairs (as determined by the index calculation agent in its sole discretion) the ability of market participants in general to effect transactions in, or obtain market values for, the shares of the underlying stock or underlying ETF on the relevant exchange or futures or options on the underlying stock shares, underlying ETF shares or the index underlying the underlying ETF, in each case on the relevant related exchange.
An “exchange” means the primary exchange on which shares of an underlying stock or the underlying ETF are listed.
A “related exchange” means, in respect of an underlying stock, the underlying ETF or the index underlying the underlying ETF, as the case may be, the primary exchange (or exchanges) or quotation system (or quotation systems) on which futures or options contracts relating to such underlying stock, the underlying ETF or the index underlying the underlying ETF, as the case may be, are traded, if any.
An “index dislocation” means the index calculation agent  determines that a market participant, as a result of a market-wide condition relating to the index, any underlying stock or the underlying ETF, would (i) be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of all or a material portion of any hedge position relating to the index, an underlying stock or the underlying ETF, or (ii) incur a materially increased cost in doing so, including due to any capital requirements or other law or regulation.
A “force majeure event” means the index calculation agent determines that there has been the occurrence of a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance that is beyond the reasonable control of the index sponsor, index calculation agent or any of their respective affiliates that index calculation agent  determines is likely to have a material effect on a component necessary for the calculation of the index, or on its ability to perform its role in respect of the index.
Potential Adjustment Events
In the event that an underlying stock or the underlying ETF, if applicable, is affected by a “potential adjustment event”, the index calculation agent may make adjustments to the number of shares of such underlying stock or the underlying ETF, if applicable, reflected in the index and/or the weighting of the underlying stock or the underlying ETF, if applicable, if it determines that the event could have a diluting or concentrative effect on the theoretical value of the underlying stock shares or the underlying ETF shares, if applicable, and would not otherwise be accounted for in the index. The table below describes the potential adjustment events for which the index calculation agent may make adjustments. The effective date of any adjustment made will be as of the ex-date for the potential adjustment event with the exception of ad-hoc situations as described below.
Ad-hoc situations are defined as circumstances when either the index calculation agent receives information about the effectiveness of a transaction after the last trading day of an underlying stock or the underlying ETF, if applicable, or the underlying stock or the underlying ETF, if applicable, has been suspended from trading with immediate effect and will not resume trading until its delisting and/or has been delisted from the relevant exchange with immediate effect. In case of ad-hoc situations, the adjustment will be applied with a notice period of two index business days, i.e., the effective date for the adjustment will be the third index business day following the announcement.
If a potential adjustment event is announced prior to an underlying stock being removed from the index, but the ex-date occurs after the underlying stock is removed from the index, the underlying stock will never be adjusted for such adjustment event.

Potential Adjustment Event	Adjustment	Adjustment Description
Special/Extraordinary Dividends	Yes	The dividend is reinvested in the underlying stock or underlying ETF
Stock Dividend	Yes
Where shareholders receive “B” new shares for every “A” share held, the number of shares is adjusted by multiplying the original number of shares by the quotient of (a) the sum of A and B divided by (b) A.

Stock Split	Yes	Where shareholders receive “B” new shares for every “A” share held, the number of shares is adjusted by multiplying the original number of shares by the quotient of B divided by A.
Stock Cash Acquisition	Yes
Where company X is acquired, proceeds equal to the original number of shares of company X multiplied by the latest available price determined by the calculation agent are reinvested proportionally across the index.
If an ad-hoc situation applies, then a notional position in company X, where the valuation of the notional position is exactly equal to the proceeds, will be maintained in the index during the two index business day notice period prior to the effective date.

Stock Merger	Yes
If company Y, the acquirer, is currently in the index, and irrespective of whether or not an ad-hoc situation applies to the adjustment event, then where shareholders receive “B” new shares of company Y for every “A” share of company X held, the shares of company X are replaced by shares of company Y where the number of shares of company Y is obtained by multiplying the original number of shares of company X by the quotient of B divided by A.
If the acquirer is not a current index constituent, then the shares of the acquired company will be removed from the index and the proceeds will be reinvested proportionally across the index. If an ad-hoc situation applies and the acquirer company Z is not a current index constituent, and where shareholders receive “C” shares of company Z for every “A” share of company X held, then for the two index business day notice period, the shares of company X will be replaced by shares of company Z obtained by multiplying the original number of shares of company X by the quotient of C divided by A. The shares of company Z will be removed from the index on the effective date and proceeds will be reinvested proportionally across the index.

Stock Spinoff	Yes
Where shareholders receive “B” new shares of spun-off company Y for every “A” share of parent company X held, a position in company Y is initiated where the number of shares of company Y is obtained by multiplying the original number of shares of company X by the quotient of B divided by A.
If the effective date of the spinoff is an index rebalancing day, the effective proceeds of the spinoff obtained by multiplying the original number of shares of company X by the quotient of B divided by A and that further multiplied by the latest available price of company Y determined by the index calculation agent are reinvested in company X.

Stock Delisting	Yes
The proceeds received from the sale of the delisted securities are reinvested proportionally across the index. If an ad-hoc situation applies, then a notional cash position equal to the proceeds will be maintained in the index during the two index business day notice period prior to the effective date.

For potential adjustment events not listed in the table above, the index calculation agent  may make adjustments if it determines that the event could have a diluting or concentrative effect on the theoretical value of the underlying stock shares or the underlying ETF shares, if applicable, and would not otherwise be accounted for in the index. Any such adjustments are publicly announced in advance wherever practicable.
The Index Committee and Index Calculation Agent
An index committee is responsible for overseeing the index, the methodology and the implementation thereof, while the index calculation agent is responsible for the calculation of the index, including responding to index market disruption events (as defined under “Index Market Disruption Events” above) and potential adjustment events. The index committee will initially be comprised of three full-time employees of Motif Capital Management, Inc. or one or more of its affiliates.
The index committee may exercise limited discretion with respect to the index, as contemplated by the methodology, including in determining the underlying stocks included in the index and theme revenue. Any such changes or actions are publicly announced as promptly as is reasonably practicable and normally at least five index business days prior to their effective date. The index calculation agent may from time to time consult the index committee on matters of interpretation with respect to the methodology.
Data Error
If the index calculation agent determines that the price made available by the relevant exchange reflects a manifest error for an underlying stock or the underlying ETF, if applicable, with a non-zero weighting in the index reflects a manifest error, the calculation of the index shall be delayed until such time as a corrected price or level is made available.  In the event  a corrected price or level is not made available on a timely basis or in the event that the price made available for an underlying stock or the underlying ETF, if applicable, is subsequently corrected and such correction is published, then the index calculation agent may, if practicable and if the index calculation agent determines, acting in good faith, that such error is material, adjust or correct the relevant calculation or determination, including the price of the underlying stock or the underlying ETF, if applicable, as of any index business day to take into account such adjustment or correction.
On any index business day during which the price of for an underlying stock or the underlying ETF, if applicable, reflects such an error (and such error has not been corrected), the underlying stock target weights, underlying ETF target weight, if applicable, and the index weight will be calculated using the price made available by the relevant exchange (notwithstanding any manifest error).  If the calculation agent determines that any such error is material (as described above) and if the relevant exchange subsequently corrects such price it has made available, the index value may be calculated using such corrected price, but the quantities of the underlying stocks and the underlying ETF, if applicable, implied by the underlying stock target weights and the underlying ETF weight, if applicable, and the index weight (each prior to the error being corrected) will not be adjusted.
Non-Data Error
If there is a missed potential adjustment event (as described under “Potential Adjustment Events” above) (a “missed potential adjustment event”) or a deviation from the index methodology as described in this document (a “missed index methodology event”), and a correction can be made within 2 days or fewer after such missed potential adjustment event or missed index methodology event, the index calculation agent will recalculate the index value for the index business day on which such event occurred and each following index business day on which the index value was affected by such missed potential adjustment event or missed index methodology event, using the corrected potential adjustment event adjustment or index methodology.  If such a correction occurs more than 2 days after such missed corporate event or missed index methodology event, the index will not be recalculated.

The following summary flow chart is provided for purposes of illustration only and should be read together with, and not as a substitute for, the preceding disclosure regarding the index.
SUMMARY FLOW CHART I: REBALANCING

Annual Index Rebalancing

Obtain the GICS Sub-Industry classification for each company with U.S. exchange-listed common equity (including ADRs). All companies that have one of the following GICS Sub-Industry classifications are included in the index universe:

⇩

Conduct a semantic search across the most recent annual SEC filings of companies in the index universe for (i) keywords relating to mission area categories and key initiatives identified by the United States Department of Defense and (ii) the keyword "Department of Defense". Remove from the index universe any company without a positive match with one or more keyword(s) in their most recent annual SEC filing.

⇩

Remove from the index universe stock of/with:

1. Most recent 30-day period ADDV of less than $1 million;
2. Market capitalization of less than $500 million;
3. Closing price of less than $1 at any point over most recent 30-day period;
4. Any company with total revenue of less than $25 million over the previous 12-month period as of their most recent annual regulatory filing; or
5. Less than 60-days of historical return data over the most recent 90 day period.

⇩

Calculate each remaining company's exposure to the national defense theme. (See Summary Flow Chart II: Total Theme Revenue.)

Any company with less than 10% of exposure to the national defense theme (10% of revenue derived from defense-related sales) is removed from the underlying stock universe.

The remaining stocks are the underlying stocks that comprise the index.

⇩

Weight underlying stocks that comprise the index

1. Determine initial weight of each stock, which is (a) its adjusted market capitalization (the product of such company's total market capitalization multiplied by the percentage of its revenue derived from the national defense theme) divided by (b) the aggregate of the adjusted market capitalizations for all underlying stocks. Such underlying stocks, as so weighted, comprise the thematically weighted portfolio that is used to determine the target weight of each stock.
2. Determine target weight of each stock by adjusting its initial weight, as necessary, to comply with the requirement that each underlying stock must have a target weight that is not less than 0.1% and not greater than the lesser of (i) 5.0% and (ii) ADDV x 10^{-9}, expressed as a percentage.

The following summary flow chart is provided for purposes of illustration only and should be read together with, and not as a substitute for, the preceding disclosure regarding the index.

SUMMARY FLOW CHART II: TOTAL THEME REVENUE

Sub-Step 1: Does the company report in its most recent annual SEC filing one or more revenue amount(s) (i) earned solely from direct or indirect sales to one or more defense organizations (the United States Department of Defense, any related agency identified by the United States Department of Defense or any foreign government military organization) or (ii) classified as earned solely from direct or indirect defense-related sales (defense sales, military sales or foreign military sales)?
Yes
Any such revenue amount(s) will be considered theme revenue for the company. The sum of all theme revenue identified in Sub-Step 1 will be the company's total theme revenue. No additional review of the company's annual SEC filing for further theme revenue will take place (i.e., neither Sub-Step 2 nor Sub-Step 3 will be conducted).
No
Sub-Step 2: Does the company report in its most recent annual SEC filing one or more revenue amount(s) (i) earned from a combination of direct or indirect sales to one or more defense organizations and one or more organizations that are not defense organizations or (ii) classified as being earned from a combination of direct or indirect defense-related sales and sales that are not defense-related sales?
Yes
Any such revenue amount(s) will be considered theme revenue for the company. The sum of all theme revenue identified in Sub-Step 2 will be the company's total theme revenue. No additional review of the company's annual SEC filing for further theme revenue will take place (i.e., Sub-Step 3 will not be conducted).
No
Sub-Step 3: Does the company report in its most recent annual SEC filing one or more revenue amount(s) earned solely from direct or indirect sales to one or more of the United States government or a foreign government?
Yes
Any such revenue amount(s) will be considered theme revenue for the company. The sum of all theme revenue identified in Sub-Step 3 will be the company's total theme revenue. No additional review of the company's annual SEC filing for further theme revenue will take place.
No
The company does not have theme revenue.

Closing Levels of the Index
The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any upward or downward trend in the historical or hypothetical closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.
We cannot give you any assurance that the future performance of the index or the underlying stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the index.  Before investing in the offered notes, you should consult publicly available information to determine the level of the index between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical index performance information or hypothetical performance data shown below.
The graph below shows the daily closing levels of the index from September 22, 2007 through September 22, 2017 (using hypothetical performance data and historical closing levels). Since the index was launched on March 1, 2017 and has a limited operating history, the graph includes hypothetical performance data for the index prior to its launch on March 1, 2017. The hypothetical performance data prior to March 1, 2017 was obtained from the index sponsor’s website, without independent verification. The index sponsor advises that such hypothetical performance data was derived using the index rules as of March 1, 2017, but applied retroactively using historical underlying stock levels. The historical closing levels from March 1, 2017 through September 22, 2017 were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) You should not take the hypothetical performance data or historical closing levels of the index as an indication of the future performance of the index.

Underlying Stocks With Weights in Excess of 5% of the Index as of September 22, 2017
The Boeing Company, Rockwell Collins, Inc., Harris Corporation, Huntington Ingalls Industries, Inc., Raytheon Company, L-3 Technologies, Inc. and Leidos Holdings, Inc. are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by these underlying stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by each of the above-referenced underlying stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.
The graphs below show the daily historical closing prices of The Boeing Company, Rockwell Collins, Inc., Harris Corporation, Huntington Ingalls Industries, Inc., Raytheon Company, L-3 Technologies, Inc. and Leidos Holdings, Inc. from September 22, 2007 through September 22, 2017, adjusted for corporate events, if applicable. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the underlying stock issuers set forth below from publicly available information without independent verification.
According to publicly available information, The Boeing Company is an aerospace firm. Information filed with the SEC by The Boeing Company under the Exchange Act can be located by referencing SEC file number 001-00442.
According to publicly available information, Rockwell Collins, Inc. designs, produces and supports communications and aviation systems for commercial and military customers and provides information management services through voice and data communication networks and solutions. Information filed with the SEC by Rockwell Collins, Inc. under the Exchange Act can be located by referencing SEC file number 001-16445.
According to publicly available information, Harris Corporation is a technology company. Information filed with the SEC by Harris Corporation under the Exchange Act can be located by referencing SEC file number 001-03863.

According to publicly available information, Huntington Ingalls Industries, Inc. is a military shipbuilding company and a provider of professional services to partners in government and industry. Information filed with the SEC by Huntington Ingalls Industries, Inc. under the Exchange Act can be located by referencing SEC file number 001-34910.
According to publicly available information, Raytheon Company develops products and services for defense and government markets. Information filed with the SEC by Raytheon Company under the Exchange Act can be located by referencing SEC file number 001-13699.

According to publicly available information, L-3 Technologies, Inc. is a prime contractor in Intelligence, Surveillance and Reconnaissance systems, aircraft sustainment, simulation and training, night vision and image intensification equipment and security and detection systems. Information filed with the SEC by L-3 Technologies, Inc. under the Exchange Act can be located by referencing SEC file number 001-14141.
According to publicly available information, Leidos Holdings, Inc. is a provider of technology and engineering services in the defense, intelligence, civil and health markets. Information filed with the SEC by Leidos Holdings, Inc. under the Exchange Act can be located by referencing SEC file number 001-33072.

Comparative Performance of the Index and the S&P Aerospace & Defense Select Industry Index
For comparative purposes, the graph below shows the performance, from September 22, 2007 through September 22, 2017, of the index (in blue, and using historical information and hypothetical performance data, as explained below) and the S&P Aerospace & Defense Select Industry Index (in red). The S&P Aerospace & Defense Select Industry Index is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that are classified in the GICS® aerospace & defense sub-industry. The S&P Total Market Index tracks all U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE American (formerly NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX. Because the S&P Aerospace & Defense Select Industry Index only includes stocks in the aerospace & defense sub-industry, there are fewer sub-industries represented by the S&P Aerospace & Defense Select Industry Index than the six sub-industries represented by the index.
For comparative purposes, each of the index and the S&P Aerospace & Defense Select Industry Index have been adjusted to have a closing level of 100.00 on September 22, 2007 by dividing the applicable closing level on each day by that index’s closing level on September 22, 2007 and multiplying the quotient by 100.00. The historical closing levels of the index from March 1, 2017 to September 22, 2017 used to create this graph reflect the actual performance of the index and were obtained from Bloomberg Financial Services, without independent verification. (In this graph, the historical closing levels of the index can be found to the right of the vertical solid line marker.) The index sponsor of the index advises that the hypothetical performance data from September 22, 2007 through February 28, 2017 used to create this graph was derived using the index rules as of March 1, 2017, but applied retroactively using historical underlying stock levels. The daily historical closing levels of the S&P Aerospace & Defense Select Industry Index from September 22, 2007 through September 22, 2017 used to create this graph were obtained from Bloomberg Financial Services, without independent verification. You should not take this graph, or the hypothetical performance data or historical closing levels of the index, or the historical closing levels of the S&P Aerospace & Defense Select Industry Index, used to create this graph, as an indication of the future performance of the index or the correlation (if any) between the level of the index and the level of the S&P Aerospace & Defense Select Industry Index.

License Agreement
Motif is a registered trademark of Motif Investing, Inc. (“Motif Investing”) and has been licensed for use by Motif Capital Management, Inc. (“Motif Capital”) and sublicensed for certain purposes by GS Finance Corp. (“Goldman”). The “Motif Capital National Defense Price Return Index” is a product of Motif Capital and has been licensed for use by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by Motif Investing, Motif Capital, or their respective affiliates. Neither Motif Capital nor Motif Investing make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Motif Capital National Defense Price Return Index to track general market performance.
Motif Capital’s only relationship to Goldman with respect to the Motif Capital National Defense Price Return Index is the licensing of the Index and certain trademarks, service marks and/or trade names of Motif Capital, other than a non-controlling interest held by The Goldman Sachs Group Inc., Goldman’s parent company, in Motif Investing Inc., the index sponsor’s ultimate parent company. The Motif Capital National Defense Price Return Index is determined, composed and calculated by Motif Capital without regard to Goldman or the notes. Motif Capital has no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the Motif Capital National Defense Price Return Index. Motif Capital is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. Motif Capital has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Motif Capital National Defense Price Return Index will accurately track index performance or provide positive investment returns.  Inclusion of a security within an index is not a recommendation by Motif Capital to buy, sell, or hold such security, nor is it considered to be investment advice.
MOTIF CAPITAL DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE MOTIF CAPITAL NATIONAL DEFENSE PRICE RETURN INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. MOTIF CAPITAL SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. MOTIF CAPITAL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MOTIF CAPITAL NATIONAL DEFENSE PRICE RETURN INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL MOTIF CAPITAL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.
THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN MOTIF CAPITAL AND GOLDMAN.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a regulated investment company;
•	a life insurance company;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:
•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the index. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.
Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.
It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Backup Withholding and Information Reporting
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders
This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.
Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.
We will not attempt to ascertain whether any underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any underlying stock issuer was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States alien holder. You should refer to information filed with the SEC with respect to each underlying stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular underlying stock is or becomes a USRPHC.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any underlying stocks or on the underlying ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement. Each securities dealer will receive from us a structuring fee of 0.40% of the face amount of each such note.
GS&Co. has engaged Incapital LLC to provide certain marketing services from time to time relating to notes of this series. Incapital LLC will receive a fee of 0.75% of the face amount of each note offered hereby from us in connection with such service.
In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
We will deliver the notes against payment therefor in New York, New York on September 29, 2017, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:
a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b)
at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.
This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest
GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE
In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

Page

Summary Information	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-22
Use of Proceeds	S-27
Hedging	S-27
The Index	S-28
Supplemental Discussion of Federal Income Tax Consequences	S-50
Employee Retirement Income Security Act	S-54
Supplemental Plan of Distribution	S-55
Conflicts of Interest	S-57
Validity of the Notes and Guarantee	S-58

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$95,000

GS Finance Corp.

Motif Capital National Defense Price Return Index-Linked Notes due 2021

guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC